Exhibit 2.1

Notarial Deed

Roll of Deeds No. 1352 for 2019 K

Amendment No. 1 to the Share and Asset Purchase Agreement

Negotiated at Düsseldorf on October 15, 2019

Before me, the undersigned Notary

Dr. Marcus Kämpfer

with official residence at Düsseldorf

appeared:

1.              Dr. Deny-Jean Silny,

born on [*]

with business address at Kaiser-Wilhelm-Allee 1, 51368 Leverkusen, Germany,
identified by identity card,

acting not in his own name, but as representative with power of sole representation under a power of attorney dated August 12, 2019, which has been presented as original, a copy of which is attached — hereby certified — under exclusion of any personal liability in the name and on behalf of

Bayer Aktiengesellschaft, with its registered seat in Leverkusen, Germany, registered with the commercial register of the local court of Cologne under HRB 48248, having its business address at Kaiser-Wilhelm-Allee 1, 51368 Leverkusen, Germany,

2.              Ms. Tianyuan Zhuang

born on [*]
with business address Hengeler Mueller, Benrather Str. 18-20, 40213 Düsseldorf, Germany, personally known to the notary,

acting not in her own name, but as representative with power of sole representation under a power of attorney dated October 11, 2019, which has been presented as copy, a copy of which is attached — promising to deliver the original — under exclusion of any personal liability in the name and on behalf of

Elanco Animal Health Incorporated, with its business seat in Greenfield, State of Indiana, United States of America, Business ID: 201805031256546, having its business address at 2500 Innovation Way, Greenfield, State of Indiana, 46140 - 9163, United States of America.

The notary, who is in command of the English language, ascertained that the persons appearing are capable of the English language. The persons appearing requested to have their statements notarized in English.

The persons appearing, acting as indicated, requested recording of the following:

Bayer Aktiengesellschaft and Elanco Animal Health Incorporated hereby enter into the Amendment No. 1 to the Share and Asset Purchase Agreement as attached to this deed.

The persons appearing refer to Amendment No. 1 to the Share and Asset Purchase Agreement, which is attached to this deed.

The persons appearing refer to deeds-no. 1076/2019 K and 1077/2019 K of the notary Dr. Marcus Kämpfer (“Share and Asset Purchase Agreement”) pursuant to section 13a of the German Notarization Act (Beurkundungsgesetz). Certified Copies of the aforementioned deeds were available at the notarization. The persons appearing confirmed to know these deeds and waived the right to have them read aloud and attached hereto.

All consents or approvals to this deed shall become effective upon all parties with their respective receipt by the acting notary (fax or pdf copies are sufficient).

All notarial fees in in connection with the notarisation of the deed at hand shall be borne by Elanco Animal Health Incorporated.

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The foregoing protocol with the attached Amendment No. 1 to the Share and Asset Purchase Agreement including the Annexes thereto was read in the presence of the notary to the persons appearing, drawings have been presented to the persons appearing, all was ratified by the persons appearing and personally signed by the persons appearing and the notary as follows:

/s/ D. Silny

/s/ T. Zhuang

/s/ Kämpfer, Notary

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EXECUTION VERSION

AMENDMENT NO. 1

TO SHARE AND ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE SHARE AND ASSET PURCHASE AGREEMENT, dated as of October 15, 2019 (this “Amendment”), is entered into between Bayer Aktiengesellschaft, a German stock corporation (“Seller Parent”), and Elanco Animal Health Incorporated, an Indiana Corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller Parent and Purchaser entered into that certain Share and Asset Purchase Agreement, dated as of August 20, 2019 (the “Share and Asset Purchase Agreement”); and

WHEREAS the Parties desire to make certain changes to the terms of the Share and Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.  Definitions.

(a)           Capitalized terms used but not defined herein have the meanings ascribed thereto in the Share and Asset Purchase Agreement.

(b)           Annex 1 (Definitions) of the Share and Asset Purchase Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“Additional Scope Transactional Capabilities” means the services and functionalities set forth in Part B of the Services Matrix.

“Original Scope Transactional Capabilities” means the services and functionalities set forth in Part A of the Services Matrix.

Section 2.  Amendments Seller Disclosure Schedule.

(a)           Section 5.25(a)(i) of the Seller Disclosure Schedule is hereby amended and restated in its entirety as set forth on Annex A to this Amendment.

(b)           The first paragraph of Section 5.25(a)(ii) of the Seller Disclosure Schedule is hereby deleted and replaced in its entirety as set forth on Annex B to this Amendment.

(c)           Section 5.25(e) of the Seller Disclosure Schedule is hereby amended and restated in its entirety as set forth on Annex C to this Amendment.

Section 3.  Consultation.   Section 5.25(d) of the Share and Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

Prior to the completion of the IT & BPS Infrastructure, (i) Purchaser shall have the right

CONFIDENTIAL

to review in advance, and to the extent practicable Seller Parent will consult with Purchaser on, all the information relating to Purchaser and its respective Subsidiaries, as the case may be, that appears in any communications made with, or written materials (including correspondence) submitted to, Tata Consultancy by Seller Parent in connection with the Migration Agreement, (ii) upon completion of any material milestones under the Migration Agreement, Seller Parent shall promptly inform Purchaser of the completion of such milestone and of Seller Parent’s estimate of the timing of the expected completion of the IT & BPS Infrastructure and (iii) Seller Parent shall use commercially reasonable efforts to make its Representatives available once per calendar month for meetings (which may be by teleconference) to discuss the status of the completion of the IT & BPS Infrastructure with Representatives of Purchaser.

Section 4.  Bridging Services.  Section 5.25(g) of the Share and Asset Purchase Agreement is hereby deleted and replaced in its entirety with the following:

If any Original Scope Transactional Capabilities included in the IT & BPS Infrastructure have not been completed on or prior to the Closing Date, then Seller Parent shall, and shall cause its Subsidiaries to, provide to the Business any service or functionality reflected in the Original Scope Transactional Capabilities which the IT & BPS Infrastructure is not capable of providing to the Business as of the Closing Date (each such service, a “Bridging Service”), in each case for the period from the Closing Date to date on which the IT & BPS Infrastructure is capable of providing such Original Scope Transactional Capabilities.  Any costs and expenses for the build related to such Bridging Service shall be provided at the cost and expense of Seller Parent.  If any Additional Scope Transactional Capabilities included in the IT & BPS Infrastructure have not been completed on or prior to the Closing Date, then Seller Parent and its Subsidiaries shall have no obligation to provide or cause to be provided any “Bridging Services” for such Additional Scope Transactional Capabilities to the Business following the Closing.

Section 5.  Representations and Warranties of Seller Parent.  Seller Parent represents and warrants to Purchaser:

(a)           As of the date of this Amendment, Seller Parent is a stock corporation duly organized, validly existing and in good standing under the Laws of Germany.

(b)           As of the date of this Amendment, Seller Parent has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder.  The execution and delivery by Seller Parent of this Amendment and the performance of its obligations hereunder have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution and delivery by Seller Parent of this Amendment or the performance of its obligations hereunder.

(c)           The execution and delivery by Seller Parent of this Amendment and the performance of its obligations hereunder do not and will not violate any provision of the articles of incorporation, bylaws or other organizational documents of Seller Parent.

(d)           This Amendment, when duly and validly executed and delivered by Purchaser, constitutes a valid and legally binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms.

Section 6.  Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller Parent as of the date of this Amendment:

(a)           Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Indiana.

(b)           Purchaser has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder.  The execution and delivery by Purchaser of this Amendment and the performance of its obligations hereunder have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution and delivery by Purchaser of this Amendment or the performance of its obligations hereunder.

(c)           The execution and delivery by Purchaser of this Amendment and the performance of its obligations hereunder do not and will not violate any provision of the articles of incorporation, bylaws or other organizational documents of Purchaser.

(d)           This Amendment, when duly and validly executed and delivered by Seller Parent, constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 7.  Miscellaneous.

(a)           Each reference to “herein”, “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Share and Asset Purchase Agreement, as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and each reference to the “date of this Agreement”, the “date hereof” and similar references shall refer to August 20, 2019.

(b)           Other than as expressly modified pursuant to this Amendment, all of the terms, covenants and other provisions of the Share and Asset Purchase Agreement shall continue to be in full force and effect in accordance with their respective terms.

(c)           The provisions of Section 1.2, Section 1.3 and Article XI of the Share and Asset Purchase Agreement are hereby incorporated herein by reference and shall apply, mutatis mutandis, with respect to this Amendment.